gary b. wolff, p.c.

  Counselor At Law

805 Third Avenue

Twenty First Floor

New York, New York 10022

Telephone: 212-644-6446

Facsimile: 212-644-6498

E-Mail:  wolffpc@attglobal.net

Exhibit 5.1 and 23.2

December 13, 2005

United States Securities

 and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.   20549

Re:

Southridge Technology Group, Inc. (hereinafter “STG”) Registration Statement on Form SB-2 Relating to 1,510,000 shares of STG’s Common Stock, par value $.001 per share

Gentlemen:

I have been requested by STG, a Delaware corporation,  to furnish you with my opinion as to the matters  hereinafter  set forth in connection with the  above  captioned  registration  statement  (the  "Registration  Statement") covering 1,510,000 shares which will be offered by the Selling  Shareholder(s) of STG.

In  connection  with this  opinion,  I have examined the  Registration Statement,  the Certificate of  Incorporation  and By-Laws of STG,  copies of the records of corporate proceedings of STG, and copies of such other  agreements,  instruments  and  documents  as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being registered when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion opines upon Delaware law, including the statutory provisions as well as all applicable provisions of the Delaware constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Gary B. Wolff

__________________________

Gary B. Wolff